Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CapitalSource Renews $1 Billion Secured Credit Facility
Chevy Chase, Md., April 28 / PR Newswire — First Call / — CapitalSource Inc. (NYSE: CSE) today announced the renewal of a committed, secured credit facility totaling $1 billion. The syndicate was comprised of five banks and led by Wachovia Capital Markets, LLC with a commitment of $400 million. The renewed credit facility finances real estate loans and real estate-related asset based loans. It matures on April 23, 2010.
“The renewal of this credit facility demonstrates our ongoing ability to access liquidity, and we are very pleased to have completed this renewal with several banking partners with whom we have long standing and broad relationships,” said Thomas A. Fink, CapitalSource Chief Financial Officer. “We expect to complete the renewal of other credit facilities in the coming days and also are moving forward with our recently announced depository strategy, which will further strengthen and diversify our funding,” added Fink.
About CapitalSource
CapitalSource (NYSE: CSE) is a leading commercial lending, investment and asset management business focused on the middle market. CapitalSource manages an asset portfolio, which as of December 31, 2007 was approximately $20.9 billion. Headquartered in Chevy Chase, Maryland, the Company had approximately 562 employees at December 31, 2007 in offices across the U.S. and in Europe. For more information, visit http://www.capitalsource.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections, and including statements about our proposed bank formation and asset purchase and liability assumption transaction, which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “believe,” “expect,” “estimate,” “plan,” “will,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: the proposed bank transaction may not be approved by the regulators or completed on the proposed terms and schedule or at all; other transactions or renewals may not be completed on schedule or at all or on terms favorable to us; changes in economic conditions; continued disruptions in credit and other markets; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; extended disruption of vital infrastructure; and other factors described in CapitalSource’s 2007 Annual Report on Form 10- K, and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.